UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 9, 2007

HUNGARIAN TELEPHONE AND CABLE CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-11484	13-3652685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Third Avenue, Suite #3400

Seattle, Washington 98101-3034

(Address of Principal Executive Offices)

(206) 654-0204

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(c)	Appointment of Principal Financial Officer

On January 9, 2007, Hungarian Telephone and Cable Corp. (the “Company”) announced the appointment of Steven Fast to serve as the Company’s interim Chief Financial Officer. Mr. Fast’s employment will commence on January 15, 2007. The Company expects Mr. Fast to serve as interim Chief Financial Officer until the Company completes its acquisition of Invitel at which point Robert Bowker, the Chief Financial Officer of Invitel, is expected to assume the role of Chief Financial Officer of the Company.

Mr. Fast’s employment agreement provides for a monthly salary based on an annual salary of €200,000. He is eligible to receive a bonus of up to 30% of his base salary. He will receive a housing allowance of €2,000 per month and the use of an automobile. The employment agreement is for an indefinite term. Either Mr. Fast or the Company can terminate the employment agreement upon three months notice. If the Company terminates the employment agreement without cause, Mr. Fast is entitled to a lump sum termination payment equal to one month’s salary and housing allowance. However, during the first year of employment, either Mr. Fast or the Company can terminate the employment agreement upon one month’s notice. If the Company terminates the employment agreement without cause during the first year of employment, Mr. Fast is entitled to a lump sum termination payment equal to the amount derived from the following calculation ((the difference between (x) the rate of €1,400 per work day from the commencement of his employment service through the termination date of his employment and (y) the salary paid to him for such employment period) minus the value of the benefits paid during the employment period, which benefits shall include the housing allowance, provision of a car and the provision of health insurance).

Mr. Fast is 46 years old. He was with Western Wireless Corporation (subsequently acquired by Alltel Corporation) from 2000 to 2006. He was the Chief Financial Officer and Vice-President of the Board of Directors of Western Wireless’s Slovenian subsidiary (“Vega”) from 2000 to 2005. From 2005 to 2006, he was the Managing Director and the President of the Board of Directors of Vega.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HUNGARIAN TELEPHONE AND CABLE CORP.

Date: January 9, 2007	By:	/s/ Peter T. Noone
Peter T. Noone
General Counsel

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